Exhibit 3.1

                                                               State of Delaware
                                                              Secretary of State
                                                        Division of Corporations
                                                    Delivered 04:37PM 01/08/2010
                                                        FILED 04:20PM 01/08/2010
                                                    SRV 100023259 - 4775131 FILE

                          CERTIFICATE OF INCORPORATION
                                       OF
                              CINDISUE MINING CORP.

     FIRST: The name of this corporation shall be: CINDISUE MINING CORP.

     SECOND: Its registered office in the State of Delaware is located at 16192 Coastal Highway, Lewes, Delaware 19958-9776, County of Sussex. The resident agent in charge thereof is Harvard Business Services, Inc.

     THIRD: The purpose or purposes of the corporation is to engage in any lawful activity for which corporations may be organized under the General Corporation Law of Delaware.

     FOURTH: The total number of shares of stock which the corporation is authorized to issue is 100,000,000 shares having a par value of $0.000100 per share.

     FIFTH: The business and affairs of the corporation shall be managed by or under the direction of the board of directors, and the directors need not be elected by ballot unless required by the bylaws of the corporation.

     SIXTH: This corporation shall be perpetual unless otherwise decided by a majority of the Board of Directors.

     SEVENTH: In furthurance and not in limitation of the powers conferred by the laws of Delaware, the board of directors is authorized to amend or repeal the bylaws.

     EIGTH: The corporation reserves the right to amend or repeal any provision in this Certificate of Incorporation in the manner prescribed by the laws of Delaware.

     NINTH: The incorporator is Richard H. Bell in care of Harvard Business Services, Inc., whose mailing address is 16192 Coastal Highway, Lewes, DE 19958.

     TENTH: To the fullest extent permitted by the Delaware General Corporation Law a director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

     I, Richard H. Bell, for the purpose of forming a corporation under the laws of the State of Delaware do make and file this certificate, and do certify that the facts herein stated are tru; and have accordinly signed below, this 8th day of January, 2010.

Signed and Attested to by:


                                       /s/ Richard H. Bell
                                       --------------------------------------
                                       HARVARD BUSINESS SERVICES, INC.
                                       By Richard H. Bell, Incorporator